January 27, 2026
Series Portfolios Trust
615 East Michigan Street
Milwaukee, Wisconsin 53202

Dear Board Members:
This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 239 to the Registration Statement, File Nos. 333-206240 and 811-23084 (the “Registration Statement”), of Series Portfolios Trust (the “Trust”).
We have examined a copy of the Trust’s Amended Agreement and Declaration of Trust, the Trust’s Amended and Restated By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.
Based upon the foregoing, we are of the opinion that, after the applicable Post-Effective Amendment is effective for purposes of applicable federal and state securities laws, the shares of each series listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.
We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 239 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.
Very truly yours,
/s/ Thompson Hine LLP

Thompson Hine LLP

PBS/JMS

EXHIBIT A

1.Acuitas Small Cap Active ETF
2.Eldridge AAA CLO ETF
3.Eldridge BBB-B CLO ETF
4.Equable Shares Hedged Equity ETF
5.Geneva SMID Cap Growth Fund 6.Hexis Active Nicotine Engagement ETF
7.Myriad Dynamic Asset Allocation ETF
8.Oakhurst Strategic Defined Risk Fund
9.Verity U.S. Treasury Fund